2010 ANNUAL MEETING OF SHAREHOLDERS
Shelton Greater China Fund (“the Registrant”)
Form N-SAR for the Six Months Ended June 30, 2011.

Sub-Item 77C: Matters submitted to a vote of security holders 2010 Annual Meeting of Shareholders

On May 27, 2011, the Trust held its 2010 Annual Meeting of Shareholders to:

(i)
Elect three trustees of the Trust, one to serve for a term expiring on the date of the 2012 Annual Meeting of Shareholders or the special meeting in lieu thereof and two to serve for a term expiring on the date of the 2013 Annual Meeting of Shareholders or the special meeting in lieu thereof.

(ii)	Consider the following open-ending proposals:

a.	Whether to approve the conversion of the Trust from a closed-end investment company into an open-end investment company;
b.	Whether to approve an investment advisory agreement with CCM Partners, L.P.;
c.	Whether to approve an investment sub-advisory agreement between CCM Partners, L.P. and Nikko Asset Management Co. Ltd.;
d.
Whether to approve an amendment to the Trust’s Amended and Restated Declaration of Trust (the “Declaration of Trust”) eliminating the staggered nature of the Trust’s board of trustees (the “Board of Trustees” or the “Board”);

e.	Whether to approve an amendment to the Declaration of Trust to allow for the Trust to have multiple funds;
f.	Whether to approve an amendment to the Declaration of Trust to allow for the Trust to make in-kind redemptions;
g.
Whether to approve an amendment to the investment objective of the Trust to expand the primary geographic focus of the Trust’s investments from the Republic of China (“Taiwan”) to the Greater China region (this includes: Taiwan, Hong Kong, Singapore and the People’s Republic of China);

h.
Whether to approve an amendment to an investment policy of the Trust to expand the geographic region in which the Trust must invest, under normal circumstances, at least 80% of its net assets, from Taiwan to the Greater China region; and

i.	Whether to approve an amendment to the investment policies of the Trust removing restrictions on certain investment activities of the Trust

The results of the shareholder votes are shown below. Votes representing 7,588,962, or 71.37%, of the 10,639,544 eligible shares outstanding were represented by proxy. James W. Miller, Jr. and Kevin T. Kogler were each elected for a term expiring on the date of the 2013 Annual Meeting of Shareholders or the special meeting in lieu thereof. Steven H. Sutro was elected for a term expiring on the date of the 2012 Annual Meeting of Shareholders or the special meeting in lieu thereof. Votes representing approximately 66.79% of the eligible shares outstanding were voted for the conversion from a closed-end investment company to an open-end investment company. Votes representing approximately 68.54% of the eligible shares outstanding were voted for the approval of an investment advisory agreement with CCM Partners, L.P., dba Shelton Capital Management, approximately 68.47% were voted for the approval of an investment sub-advisory agreement between CCM Partners, L.P., dba Shelton Capital Management and Nikko AM, approximately 70.50% were voted for the approval of the amendment of the Trust’s Amended and restated declaration of Trust (the “declaration of the Trust”) eliminating the staggered nature of the Board, approximately 70.30% were voted for the approval of the amendment to the declaration of Trust allowing for multiple funds, approximately 60.46% were voted for the approval of the amendment to the declaration of Trust allowing the Trust to make in-kind redemptions, approximately 70.88% were voted for the approval of the amendment to the investment objective of the Trust to expand the primary geographic focus of the Trust’s investments, approximately 70.88% were voted for the approval of the amendment to an investment policy of the Trust to expand the geographic region in which the Trust must invest, and approximately 70.88% of were voted for the approval of removing restrictions on certain investment activities of the Trust.

Nominees to the Board of Trustees

	For	Withheld
James W. Miller	3,344,850	4,249,112
Kevin T. Kogler	3,344,550	4,249,112
Steven H. Sutro	3,344,563	4,249,399

Edward B. Collins, Robert P. Parker and Frederick C. Copeland, Jr., whose terms did not expire in 2010, remain trustees. Mr. Tsung-Ming Chung submitted his resignation upon the election of trustees at the 2010 Annual Meeting. Mr. David N. Laux did not stand for re-election.

Approval of Conversion of the Trust from a Closed-End Investment Company to an Open-End Investment Company

For	Against	Withheld/Abstain
7,105,983	9,450	478,529

Approval of an investment advisory agreement with CCM Partners, L.P., dba Shelton Capital Management

For	Against	Withheld/Abstain
7,292,278	288,976	12,708

Approval of an investment sub-advisory agreement between CCM Partners, L.P., dba Shelton Capital
Management and Nikko AM

For	Against	Withheld/Abstain
7,285,177	288,976	19,809

Approval of an amendment to the Declaration of Trust eliminating the staggered nature of the Trust’s Board

For	Against	Withheld/Abstain
7,500,941	78,737	14,284

Approval of an amendment to the Declaration of Trust to allow for the Trust to have multiple funds

For	Against	Withheld/Abstain
7,479,177	110,653	4,132

Approval of an amendment to the Declaration of Trust to allow for the Trust to make in-kind redemptions

For	Against	Withheld/Abstain
6,752,161	839,016	2,785

Approval of an amendment to the investment objective of the Trust to expand the primary geographic focus of the Trust’s investments from the Republic of China (“Taiwan”) to the Greater China region (this includes: Taiwan, Hong Kong, Singapore and the People’s Republic of China)

For	Against	Withheld/Abstain
7,540,867	48,222	4,873

Approval of an amendment to an investment policy of the Trust to expand the geographic region in which the Trust must invest, under normal circumstances, at least 80% of its net assets, from Taiwan to the Greater China region

For	Against	Withheld/Abstain
7,539,331	49,758	4,873

Approval of an amendment to the investment policies of the Trust removing restrictions on certain investment activities of the Trust

For	Against	Withheld/Abstain
7,538,088	50,801	5,073